Exhibit 3.1
SECRETARY OF STATE
STATE OF MONTANA
BRAD JOHNSON

Montana State Capitol PO Box 202801 Helena, MT 59620-2801 (406)444-3665 http://www.sos.mt.gov
CSC
PO BOX 1691
HELENA MT 59624-1691

RE: ENERGY WEST, INCORPORATED
ARTICLES OF AMENDMENT
Filing Date: January 28, 2008
Filing Number: D-006100 — 830972
January 28, 2008
Dear Sir or Madam:
I’ve approved the filing of the documents for the above named entity. The document number and filing date have been recorded on the original document. This letter serves as your certificate of filing and should be maintained in your files for future reference.
Thank you for giving this office the opportunity to serve you. If you have any questions in this regard, or need additional assistance, please do not hesitate to contact the Business Services Bureau professionals at (406) 444-3665.
Sincerely,

BRAD JOHNSON
Secretary of State
You can correspond with our office via facsimile. Our fax number is (406) 444-3976. You can now fax in
Your search, copy, and certificate requests.

STATE OF MONTANA
ARTICLES of AMENDMENT for
PROFIT CORPORATION
(35-1-230 MCA)

MAIL:	BRAD JOHNSON Secretary of State P.O. Box 202801 Helena, MT 59620-2801
PHONE:	(406)444-3665
FAX:	(406)444-3976
WEB SITE:	sos.mt.gov
Prepare, sign, submit with an original signature and filing fee.
This is the minimum information required.

(This space for use by the Secretary of State only)
830972 Filing Fee: $15.00
☐ 24 Hour Priority Filing Add $20.00
☐ 1 Hour Expedite Filing Add $100.00

1.	The current name of this Corporation is: Energy West, Incorporated

2.	The following amendment was adopted in the manner provided for by the Montana Business Corporation Act: The Articles of Incorporation, as amended, of the Company (the “Articles”) are amended to provide that each outstanding share of Common Stock as of February 1, 2008 (the “Split Date”) shall be exchanged for 1.5 shares of Common Stock. (see attached Articles of Amendment Attachment for remainder)
(Please attach additional sheets of paper if more room is needed.)
3.	The date this amendment was adopted is: January 28, 2008
(Mo/day/year)
4.	Please check the appropriate box and provide additional information where rquested. (only check one box):
☑ This amendment was adopted by a sufficient vote of the Board of Directors. A vote of the shareholders was not required.
☐ This amendment was adopted by a sufficient vote of the shareholders.

There were:		shares outstanding:		voted for the
	(outstanding #)		(for #)

amendment:		voted against.
(against #)
NOTE: For voting groups, see help sheet on the reverse side.

Signature of Officer or Chair of the Board

Vice President and Chief Financial Officer	1/28/2008

Title	Date
NOTE: There are important legal and accounting procedures and implications with respect to this corporate action. Suitable legal and accounting advice should be secured before submission. The Secretary of State’s office encourages that such advice be sought prior to filling out forms and to be sure that you understand the terms and procedures

ARTICLES OF AMENDMENT
ATTACHMENT (continued)
     Each certificate that prior to the Split Date represented shares of Common Stock shall then represent the number of shares of Common Stock into which such shares are split hereby; provided, however, that each person holding of record a stock certificate or certificates that prior to the Split Date represented shares of Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates representing the number of shares of Common Stock to which such person is entitled. No new certificates representing fractional shares will be issued. Instead, each share of stock that would otherwise be converted into fractional shares as a result of the stock split will be rounded to the nearest whole share.